EXHIBIT 5.1
October 12, 2006	HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218 File No. 64065.000001

Board of Directors
New York Mortgage Trust, Inc.
1301 Avenue of the Americas
New York, New York 10019

New York Mortgage Trust, Inc. Registration Statement on Form S-8
1,031,111 Shares of Common Stock

Ladies and Gentlemen:

We have acted as special counsel to New York Mortgage Trust, Inc., a Maryland corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) filed on the date hereof by the Company under the Securities Act of 1933, as amended (the “Securities Act”), with respect to 1,031,111 shares of common stock of the Company, $0.01 par value per share (the “Plan Shares”), including the resale of 169,155 Plan Shares (the “Restricted Shares”) that were issued pursuant to the New York Mortgage Trust, Inc. 2005 Stock Incentive Plan (the “Plan”) and 861,556 Plan Shares (the “Remaining Plan Shares”) available for future issuance under the Plan. This opinion is being furnished in accordance with the requirements of Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In connection with the foregoing, we have examined the following:

(i) the Registration Statement;

(ii) the Stock Award Agreement, by and between the Company and David Dessner, dated June 2, 2006;

(iii) the Stock Award Agreement, by and between the Company and Elyse Sullivan, dated October 14, 2005;

(iv) the Articles of Amendment and Restatement of the Company, as certified by the State Department of Assessments and Taxation of the State of Maryland as of March 25, 2005, and as certified as of the date hereof by the Secretary of the Company;

Board of Directors
New York Mortgage Trust, Inc.
October 12, 2006

(v) the Company’s Bylaws, as amended by Amendment No. 1 to the Bylaws, as certified as of the date hereof by the Secretary of the Company; and

(vi) resolutions of the Board of Directors of the Company, dated as of March 10, 2005, August 18, 2005 and June 14, 2006.

For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company).

We do not purport to express an opinion on any laws other than those of the State of Maryland.

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that:

1. The issuance of the Plan Shares has been duly authorized by the Company.

2. The Restricted Shares have been validly issued and are fully paid and nonassessable.

3. The Remaining Plan Shares, when and to the extent issued and delivered pursuant to and in accordance with the requirements of the Plan, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading “Legal Matters” therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Hunton & Williams LLP